March 13, 2017

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Pzena Investment Management, Inc. (the Company) and, under the date of March 10, 2017, we reported on the consolidated financial statements of the Company as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016. On March 13, 2017, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated March 13, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee and we are not in a position to agree or disagree with the Company’s statement regarding consultations with PricewaterhouseCoopers LLP during the years ended December 31, 2016 and 2015 and for the period from January 1, 2017 to March 10, 2017.

Very truly yours,

/s/ KPMG LLP